Exhibit 10.14

Form of Internet At-Home Senior Care Service Agreement

(English Translation)

Party A: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd., (hereinafter referred to as “Party A”)

Party B:	ID card number:	(hereinafter referred to as “Party B”)

In order to comply with “Opinions of Fuzhou Municipality Government on Developing At-Home Senior Care Services” and the e-Home Fast Internet At-Home Senior Care Service Agreement, the following agreement is reached on matters related to home care services. When Party B signs this Agreement, it shall be deemed that Party B has known and understood the terms of this Agreement and agrees to be bound by it.

Article 1 Party B meets the eligibility for home care services stipulated in “Opinions of Fuzhou Municipality Government on Developing At-Home Senior Care Services” and voluntarily applies and agrees that Party A will arrange service personnel to provide Internet home care services. If Party B does not meet the eligibility, Party A will have the right to stop or refuse to provide services.

Article 2 Internet at home senior care service targets groups over 60 years old, and Party B shall abide by it consciously. In the process of service, if Party B requests or requires service personnel to serve other persons other than Party B in disguised form, the service personnel shall have the right to refuse or stop the service as the case may be.

Article 3 For the specific work content (service content) of the Internet at home senior care service provided by Party A, please see the appendix. The current service is only for basic level customers, who can enjoy one-time high level service after signing a contract and paying a fee. However, if the fee is involved, the fee shall be paid separately. Additional fees will be charged for services beyond those stated in the appendix. Examples:

(1) Assist the elderly in basic nursing services such as medical treatment, decoction and rehabilitation;

(2) Accompany the elderly to chat, walk, psychological counseling and other spiritual comfort services.

Article 4 Without the consent of Party A, Party B shall not arbitrarily increase the labor burden beyond the provisions of Article 3 and material inconsistent with the at home senior care service. Party A reserves the right to stop the service. If Party B is not satisfied with the service provided by the service personnel, Party B has the right to apply for replacement of the personnel.

Article 5 Service Arrangements:

Party A will arrange at home senior care service personnel who hold relevant certificates such as “Health Certificate” to provide services for Party B according to the “five-decision” method of “determining the service object, the service items, the service time, the service place and the service personnel”. If the personnel arranged by Party A this time are not suitable for Party B’s living environment, Party B may apply to Party A for replacement of service personnel.

Article 6 Service Fees:

(1) According to the requirements of the Appendix, a system usage fee (service fee) of RMB 1,000 per year is charged. The system can be used by three family members at the same time. In addition, a wristwatch will be given for free, and the customer will have to pay wristwatch cost fees to have additional wristwatches.

(2) Services within the scope of the Appendix shall be charged according to the instructions in the Appendix. Services beyond the scope of the Appendix shall be charged separately, and all fees shall be paid before the service. (Note: At present, in the promotion stage, in order to ensure the service quality, the community doctors will first be the part-time doctors employed by the company, and the company is responsible for the part-time expenditure of such doctors. The service fee of RMB 1,000 will be collected by the company in the promotion stage.)

Article 7 Others:

(1) After the service personnel take up their posts, Party B shall respect the service personnel, treat them equally, and shall not discriminate against or abuse them. If Party B is not satisfied with the service personnel, Party B may directly contact Party A for personnel adjustment.

(2) Party A has clearly stipulated that the service personnel shall not bring relatives and friends to visit Party B’s home during the service period. In case of any of the above situations, Party B may contact Party A and deal with it immediately (except for those voluntarily invited by Party B).

(3) Party A has expressly prohibited service personnel from borrowing any money, things or being entrusted to carry out tasks from Party B. In case of any of the above situations, Party B shall explicitly refuse, and Party A shall not be responsible for any disputes arising from private acts.

(4) Party B shall keep the cash and valuables properly at any time. If Party B believes that the property has been stolen because it cannot be found, it shall promptly report the case to the public security authorities and solve the problem through legal means. Under any circumstances, Party B shall not frisk service personnel, seize money, beat or coerce service personnel.

(5) Party B shall immediately notify Party A of accidents to the service personnel or others during the service of the service personnel.

(6) Party A has the right to refuse Party B of transferring the service personnel to service a third party. If adjustment is needed, Party B may apply to Party A.

(7) Party A shall not be responsible for the adverse consequences caused by common acute sudden diseases of the elderly such as heart, brain and blood vessels illness of Party B.

(8) During the period when Party B is hospitalized due to illness or suffering from infectious diseases, Party B’s children shall perform the obligation of caring for the elderly. Party A will suspend the service. After Party B recovers, Party A will continue to arrange the service. If it is really necessary for Party A to send long-term care or nanny under special circumstances, please explain it in the supplementary agreement.

Article 8 This Agreement shall be made in duplicate, with Party A and Party B holding one copy respectively. It shall come into effect from the date of signing by both parties until the conditions for dissolution and termination agreed in the Agreement occur.

Party A: Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (Seal)

Date of signature:

Party B: (Signature):

Date of signature:

Appendix:

Operating Instructions of Internet Senior Care for Basic and High Level Customers

I.	Description of System Support

Wristwatch	Platform data center

Cardiac examination, step counting, health weekly report, positioning, activity track, safety electronic fence bar, voice micro-interpretation, call, medicine-taking reminder

Community doctors (1) Home visit (2) Health Consultation Wakes Up

Repair and Maintenance of Household Appliances and Furniture

Housework service

Home care

On behalf of purchases and bill payment

The special elderly activity notification organization

“Bird Migration” Base Tourism for the Aged

1. The wristwatch is specially customized for e-Home Fast Care Service and has the functions of time, blood pressure measurement, heart rate, counting steps of the day, positioning, calling and system selection.

2. “Bird Migration” Base Tourism for the Aged refers to scenic spots with cooler weather in summers and those with warmer weather in winters.

II.	Description of the Process

Marketing personnel promote through various channels

1. Basic level customers will be given an e-Home Fast Care Service customized watch free of charge, with an annual fee of RMB 1000. Out of the RMB 1000, RMB 500 is paid as a service fee for community doctors. Another service charge of RMB 500 is paid as service fee to the Company. When a customer is equipped with a wristwatch, the back-office data center will receive the change of his heart rate and blood pressure as well as location in real time, and can also receive his service request in real time.

2. High level customers will be given e-Home Fast Care Service customized watch free of the annual fee of RMB 1000. The service fee of RMB 200,000 is only for groups over 60 years old (service to death). Senior customers can enjoy the “Bird Migration” Base Tourism for the Aged.

III.	Description of Service Contents

1. The customer’s heart rate and blood pressure data will be transmitted to the platform data center in real time and connected to community doctors in real time, should abnormal situations occur.

(1) Customers can directly consult with community doctors through the platform;

(2) community doctors will remind through system or telephone;

(3) If the situation is serious, calls to the platform can be made through cross the wristwatch, so the community doctor can come to rescue the patient.

(4) If the situation is serious and the customer approves, transfer to #120 in time.

2. With respect to normal repair, maintenance, housework service, purchasing on behalf of customers, and activities, visit fees and service fees will no longer be charged. Repair and maintenance only charge for spare parts, and hourly labor is charged at the company’s hourly rate of RMB 50; 4 hours and more, RMB 200 will be charged at a 60% discount, i.e. RMB 30 per hour and RMB 120 for 4 hours. Purchasing on behalf of customers will only charge the cost of goods, and nannies at home will be charged separately. Cleaning appliances is charged at a discount of 60% of the market price charged by the company.

3. High level customers value-added services.

(1) unlimited number of times per year to use the “Bird Migration” Base Tourism for the Aged.

(2) The transportation fare is free for visiting bases within 50 kilometers of the registered residence. If the distance exceeds 50 kilometers, the actual fare shall be charged, and flight tickets shall be booked 15 days in advance.

(3) Accommodation shall be charged at the daily rate of RMB 300 (the company will subsidize the excess) and the accommodation standard shall be 4 stars and above hotels;

(4) meals shall be paid by customers themselves at local standards;

(5) Free admission to scenic spots (not including tickets inside the scenic spots);

(6) Free fares within 50 kilometers of the bases (shuttle provided);

(7) Medical examination is free in the bases; outpatient service is free; use of health and various facilities are free; but the medical expenses are self-paid.

(8) The service will be provided until the patient is delivered to the hospital in case of serious illnesses, but if he recovers from the hospital, he can still continue to enjoy the service.

(9) service until the natural death of the customer.

1) household cleaning of 4 hours once a week + monthly RMB 1000 nursing fee subsidy.

2) monthly allowance of RMB 1500 for nursing expenses.

Note: Only one can be chosen from the above and the subsidy for the nursing staff is directly paid by the company to the nursing staff. Example: The monthly salary of the nursing staffer is RMB 5,000, of which RMB 1,500 is paid by the company, and RMB 3500 is paid to the company and then transferred to the nursing staffer.

IV.	Payment Details and Process

1. Details: 200,000 for 60-64 years old, 150,000 for 65-70 years old, and over 100,000 for 71-75 years old

2. Process

(1) identity verification, and submit the recent medical examination report;

(2) Become a basic customer first, sign a basic customer agreement, and pay an annual fee of RMB 1000;

(3) free one-time experience at the company’s health base, free transportation fare, one free meal; accommodation expenses are charged separately;

(4) to upgrade to senior customers, sign another agreement, and make payment.

The national unified service hotline: 400-036-3637

Pingtan Comprehensive Experimental E Home Service Co., Ltd